                        MARKS BROTHERS JEWELERS, INC.            EXHIBIT 12.1

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



                                                                 Year ended January 31,    -----------------
                                          ---------------------------------------------             Proforma
                                               1992        1993        1994       1995      1996       1996
                                           ----------   ---------    --------    ------    ------    -------
                                                                   (dollars in thousands)
Available earnings:
  Earnings (loss) before income taxes       (17,157)      (3,557)     (1,176)       571     2,048      9,154
  Add: Interest expense                       9,397        7,821       8,920     10,594    12,314      5,798
  Add: Interest portion of rental expense     2,009        2,178       2,326      2,570     3,060      3,060
                                           ----------   ---------    --------   -------   -------    -------
  Available earnings                         (5,751)       6,442      10,070     13,735    17,422     18,012
                                           ==========   =========    ========   =======   =======    =======
Fixed charges:
  Interest expense                            9,397        7,821       8,920     10,594    12,314      5,798
  Interest portion of rental expense          2,009        2,178       2,326      2,570     3,060      3,060
                                           ----------   ---------    --------   -------   -------    -------
  Fixed charges                              11,406        9,999      11,246     13,164    15,374      8,858
                                           ==========   =========    ========   =======   =======    =======
Ratio of earnings to fixed charges            (0.50)        0.64        0.90       1.04      1.13       2.03
                                           ==========   =========    ========   =======   =======    =======